Exhibit 99.1

Paris Court Announces Decision in Vivendi Universal Trial

NEW YORK, NY, January 21, 2011 – Warner Music Group Corp. (NYSE: WMG) today announced that the Trial Court in Paris has found Edgar Bronfman, Jr., the company’s Chairman and CEO, guilty of the previously disclosed charge relating to certain trades he made in the stock of Vivendi Universal in 2002. As a result of its finding, the Court imposed a fine on Mr. Bronfman and a suspended sentence.

Mr. Bronfman has informed the company that he intends to appeal today’s trial court decision to the Paris Court of Appeal. Under French law, the fine is suspended, pending the final outcome of the case.

Scott M. Sperling, the Chair of the company’s Executive Governance & Nominating Committee said, “The Board of Directors is disappointed with the decision in this matter, and fully supports Mr. Bronfman as he appeals this verdict.” Michele J. Hooper, the company’s lead independent director and Chair of the company’s Audit Committee, added, “We did not expect this ruling as the Board has been thoroughly briefed on the underlying facts and has been closely monitoring the case, including through today’s verdict, with the advice of our outside corporate governance counsel.”

Mr. Bronfman remarked, “I am disappointed that the Court differed with both the Paris public prosecutor and the lead civil claimant in the case, APPAC, who both took the position that I should be acquitted. I will appeal today’s decision to the Paris Court of Appeal and continue to vigorously defend myself against this charge. As I have consistently stated, my trades were proper.”

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Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

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Will Tanous

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Email Contact: Will.Tanous@wmg.com

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Jill Krutick

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Email Contact: Jill.Krutick@wmg.com